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                                                                     Exhibit 15

                     [LETTERHEAD OF DELOITTE & TOUCHE LLP]

February 25, 2002

Merrill Lynch & Co., Inc.
4 World Financial Center
New York, NY 10080

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial information of Merrill Lynch & Co., Inc. and subsidiaries ("Merrill Lynch") as of March 30, 2001 and, for the three-month periods ended March 30, 2001 and March 31, 2000, as of June 29, 2001 and for the three-month and six-month periods ended June 29, 2001 and June 30, 2000, and as of September 28, 2001 and for the three-month and nine-month periods ended September 28, 2001 and September 29, 2000, as indicated in our reports dated May 11, 2001, August 10, 2001 and November 9, 2001, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 30, 2001, June 29, 2001 and September 28, 2001, respectively, are incorporated by reference in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP